Exhibit 3.16

QUALTEK RECOVERY LOGISTICS LLC

(a Delaware Limited Liability Company)

SECOND AMENDED AND RESTATED LIMITED

LIABILITY COMPANY AGREEMENT

April 19, 2022

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of QUALTEK RECOVERY LOGISTICS, LLC, effective as of April 19, 2022 (this “Agreement”) is made by QualTek MidCo, LLC, a Delaware limited liability company (the “Member”).

WHEREAS, Recovery Logistics, LLC was formed as a Delaware limited liability company in accordance with the Act by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on September 25, 2018;

WHEREAS, Recovery Logistics, LLC, changed its name to QualTek Recovery LLC by the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware on December 20, 2019; and furthermore, QualTek Recovery LLC changed its name to QualTek Recovery Logistics LLC (the “Company”) by filing the Certificate of Amendment with the Secretary of State of the State of Delaware on January 16, 2020;

WHEREAS, prior to the date hereof, the Company was governed by that certain Amended and Restated Limited Liability Company Agreement of the Company dated July 26, 2019 (as amended, the “Original Agreement”); and

WHEREAS, on the date hereof, the Member desires to amend and restate the Original Agreement in its entirety on the terms of this Agreement;

ACCORDINGLY, the Member agrees as follows:

1.	Definitions.

The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings ascribed to them below.

“Act” shall mean the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18 101, el seq, and any successor statute, as it may be amended from time to time.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Company” shall have the meaning ascribed to it in the Preamble.

“Covered Person” shall mean each manager, officer, employee, agent, or representative of the Company, including the Manager.

“Manager” shall mean Christopher S. Hisey or any Person subsequently elected to manage the Company in accordance with Section 5 of this Agreement.

“Member” shall have the meaning ascribed to it in the Preamble.

“Original Agreement” shall have the meaning ascribed to it in the Preamble.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Units” shall have the meaning ascribed to it in Section 10(c).

2.	Name.

The name of the Company shall be QualTek Recovery Logistics LLC, or such other name as the Manager may from time to time hereafter designate.

3.	Purpose.

The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4.	Offices.

(a)The principal office of the Company, and such additional offices as the Manager may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Manager may designate from time to time.

(b)The registered office of the Company in the State of Delaware is located at 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle. The registered agent of the Company for service of process at such address is Corporation Service Company.

5.	Management of the Company; Officers.

(a)The Manager, in all cases acting upon the direction of the Member, shall have the right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company, unless otherwise provided in the Act or this Agreement.

(b)The Manager may from time to time appoint such officers of the Company, to hold such positions and with such powers, as the Manager from time to time shall deem necessary or desirable, and to remove such officers or any of them at any time with or without cause.

(c)Officers appointed by the Manager shall have the right, power and authority to act for or on behalf of the Company with respect to all matters within the ordinary course of business, including the execution of any instrument or certificate binding the Company (including any certificate to be filed on behalf of the LLC with the applicable Secretary of State under the Act). Notwithstanding the forgoing, an officer of the Company shall be granted general authority by the Manager, unless such authority is specifically confined by a resolution of the Company.

(d)On any matter that is to be voted on, consented to or approved by the Manager, the Manager may take such action without a meeting, without prior notice and without a vote, if a consent, in writing, setting forth the action so taken, shall be signed by the Manager. Such consent shall be filed with the minutes of the proceedings of the Manager.

(e)The Member shall have the right to act in place of the Manager and shall have the right to remove and appoint a successor Manager as determined in the Member’s sole discretion.

6.	Capital Contribution.

The Member shall not be obligated to make any capital contributions to the Company but may, in its sole discretion, make capital contributions to the Company from time to time. Any and all capital contributions to the Company may be made by the Member in the form of cash or other assets.

7.	Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated in a manner determined by the Manager.

8.	Distributions.

Distributions of cash or property shall be made at such times and in such amounts as determined by the Member.

9.	Dissolution.

(a)Subject to the provisions of Section 9(b), the Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(i)the determination of the Member to dissolve the Company; or

(ii)the withdrawal of the Member or the occurrence of any other event causing a dissolution of the Company under any provisions of the Act.

(b)Upon dissolution of the Company, the Company’s affairs shall be promptly wound up. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Manager, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

10.	Administrative Matters.

(a)The Member is the sole member of the Company. Accordingly, the Company shall be disregarded for U.S. federal income tax purposes and the assets and liabilities and items of income and gain and loss and deduction shall be treated as the assets and liabilities and items of income and gain and loss and deduction of the Member.

(b)Unless otherwise determined by the Manager, the fiscal year of the Company shall be the calendar year.

(c)The Company will not issue certificates representing the units of ownership interests in the Company (the “Units”) (and any certificate purporting to evidence any membership interests shall be null and void ab initio). The Company has not opted in, and will not opt in at any time, to Article 8 of the Uniform Commercial Code. The Units and percentage owned by the Member are set forth on Annex I hereto. The Company is authorized to issue an unlimited number of Units.

(d)The Member may sell, assign, pledge, hypothecate, encumber, transfer or otherwise dispose of, in whole or in part, its Units, either voluntarily or by operation of law, and such transferee shall be admitted as a Member automatically, succeeding in all respects to the interest of the Member in its capacity as a member, and any consents required under this Agreement or under the Act shall be deemed given without any further action by the Member or the Company. Upon the transfer of all of its Units, the Member transferring such Units shall be automatically withdrawn from and shall cease to be a Member of the Company. For the avoidance of doubt, any such sale, assignment, pledge, hypothecation, encumbrance, transfer or disposition of Units shall be inclusive of economic, management and voting rights (including, without limitation, the rights to participate in the management of the business and the business affairs of the Company, to share profits and losses, to receive distributions, and to receive allocations of income, gain, loss, deduction, credit or similar item). The provisions of this Section 10(d) will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and any future Members, managers or officers and their respective successors and assigns.

11.	Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the consent of the Member; provided, that no such consent shall be required to effectuate the addition of any lender to the Company as an additional member pursuant to the exercise by such lender of its rights under any pledge or security agreement between such lender and the Company.

12.	Limitation on Liability; Indemnification.

(a)Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated for any such debt, obligation or liability of the Company.

(b)The Company shall, to the fullest extent authorized by the Act, indemnify and hold harmless the Member from and against any and all claims and demands arising by reason of the fact that such Person is, or was, a member of the Company.

(c)The Manager shall not be liable to the Company or any other Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by the Manager in good faith reliance on the provisions of this Agreement.

(d)This Agreement is not intended to, and does not, create or impose any fiduciary duty on the Manager. Furthermore, each of the Member and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by the Act or applicable law, and in doing so, acknowledges and agrees that the duties and obligations of the Manager to the Member and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Manager otherwise existing at law or in equity, are agreed by the Member and the Company to replace such other duties and liabilities of the Manager.

(e)To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of: (i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, the Member or any direct or indirect subsidiary of the foregoing in connection with the business of the Company; or (ii) the Covered Person being or acting in connection with the business of the Company as a manager, officer or agent of the Company or any subsidiary thereof, or that the Covered Person is or was serving at the request of the Company as a manager, officer or agent of any Person including the Company. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that the Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence, willful misconduct or a knowing violation or material breach of this Agreement.

(f)The Company shall promptly reimburse (and/or advance to the extent reasonably required) any Covered Person for reasonable legal or other expenses (as incurred) by the Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which the Covered Person may be indemnified pursuant to this Section 12; provided, that if it is finally judicially determined that the Covered Person is not entitled to the indemnification provided by this Section 12, then the Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(g)The indemnification provided by this Section 12 shall not be deemed exclusive of any other rights to indemnification to which any Covered Person may be entitled under any agreement or otherwise. The provisions of this Section 12 shall continue to afford protection to any Covered Person regardless of whether the Covered Person remains in the position or capacity pursuant to which the Covered Person became entitled to indemnification under this Section 12 and shall inure to the benefit of the Covered Person’s executors, administrators, legatees and distributees.

(h)The Company shall purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of the Covered Person’s duties in such amount and with such deductibles as the Member may reasonably determine; provided, that the coverage and amount is no less than that provided by the Company to its manager prior to the date hereof; provided, further, that failure to obtain such insurance shall not affect the right to indemnification of the Covered Person under Section 12, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If the Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then the Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to the Covered Person by the Company in respect of such Losses.

(i)If this Section 12 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless all Covered Persons pursuant to this Section 12 to the fullest extent permitted by any applicable portion of this Section 12 that shall not have been invalidated and to the fullest extent permitted by applicable law.

(j)The provisions of this Section 12 shall be a contract between the Company, on the one hand, and the Covered Persons, on the other hand, pursuant to which the Company and the Covered Persons intend to be legally bound. No amendment, modification or repeal of this Section 12 that adversely affects the rights of the Covered Persons described herein or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce any Covered Person’s rights described herein without the Covered Person’s prior written consent.

(k)The provisions of this Section 12 shall survive the dissolution, liquidation, winding up and termination of the Company.

13.	Severability.

If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

14.	Entire Agreement; Amendment.

(a)This Agreement and the other writings referred to herein contain the entire agreement with respect to the subject matter hereof and supersede all prior agreements and understandings with respect thereto.

(b)Except as otherwise provided in this Agreement or the Act (including Section 12), this Agreement may be amended only by the written consent of the Member to such effect.

15.	Governing Law; Jurisdiction.

(a)The law of the State of Delaware, without regard to its conflicts of law principles, shall govern the validity of this Agreement, the construction and interpretation of its terms, the organization and internal affairs of the Company and the limited liability of any member(s) and other owners.

(b)Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought only in the State of Delaware, and each of the Member, the Manager, the Company and all subsequent members consent to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waive any objection to venue laid therein.

IN WITNESS WHEREOF, the undersigned has duly caused this Agreement to be executed as of the date first written above.

QUALTEK MIDCO, LLC
Its sole member

By:	/s/ Christopher S. Hisey
Name:	Christopher S. Hisey
Title:	Manager

[Signature Page to QualTek Recovery Logistics LLC

Second A&R Limited Liability Company Agreement]

Annex I

Ownership of Units

Name of Member	Number of Units	Ownership Percentage
QualTek MidCo, LLC	100	100%